Exhibit 10.2

FIRST SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

THIS FIRST SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (hereinafter "First Agreement") is entered into by and between John Kneisel (hereinafter "Mr. Kneisel") and Simulations Plus, Inc. (hereinafter "Employer") (Mr. Kneisel and Employer hereinafter collectively referred to as "the Parties").

RECITALS

A.              Employer is a corporation and is doing business in the State of California.

B.              Mr. Kneisel has been employed by Employer as its Chief Financial Officer (hereinafter "CFO") pursuant to a written Employment Agreement dated February 8, 2020 (hereinafter "Employment Agreement").

C.              In August, 2020 Employer informed Mr. Kneisel that it was going to terminate his employment for other than cause.

D.              In lieu of terminating Mr. Kneisel's employment immediately and offering the severance pay set forth in the Employment Agreement, the Parties agreed that Mr. Kneisel would continue to work as the CFO while Employer searches for a new CFO, then continue to work in a reduced capacity, assisting with the transition and responding to questions through the end of the first quarter Fiscal Year 2021 financial reporting cycle anticipated to be January 15, 2021.

E.               Mr. Kneisel requested to remain employed through February 28, 2021. Employer and Mr. Kneisel agree that Mr. Kneisel will continue to be employed by Employer from January 15, 2021 through February 28, 2021, on inactive status, assisting Employer by responding to questions, and providing assistance regarding transition and pending matters when asked, while continuing to receive his full salary and benefits.

F.               In exchange for continued modified employment through December 31, 2020, and for continued inactive employment from January 15, 2020 through February 28, 2021, the other consideration set forth in this First Agreement and the consideration set forth in the Second Separation Agreement and General Release of Claims ("Second Agreement") once Mr. Kneisel's employment terminates and he signs the Second Agreement, Mr. Kneisel desires to settle and compromise any and all possible claims and disputes he has against Employer arising out of their relationship to date, and to provide for a general release of any and all such claims.

AGREEMENT

1.       Modification and Termination of Employment. Mr. Kneisel agrees that he will continue in his role as CFO until a new CFO has been hired by Employer. Mr. Kneisel will continue as a regular employee through January 15, 2021, even though his duties will be modified and it is not expected that he will perform full-time services once the new CFO has been hired. Mr. Kneisel further agrees that his employment status with Employer will change from modified, active status to inactive status as of January 15, 2021. Mr. Kneisel will continue in that status, not working in the office, and only providing assistance regarding transition and pending matters when asked, until February 28, 2021. Mr. Kneisel shall perform no other duties during this period of inactive status, and will not be asked to initiate any work, take on any new assignments, or interact with any third party on behalf of Employer. Mr. Kneisel agrees that he is only entitled to remain employed with Employer through February 28, 2021. Once Mr. Kneisel's employment terminates, Mr. Kneisel will be eligible to sign the Second Agreement and receive the consideration set forth in that agreement.

2. Consideration. In consideration of the covenants and releases given herein, upon Mr. Kneisel's execution of this First Agreement, Mr. Kneisel will be eligible to receive the following consideration:

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a.                Continued Employment and Salary. Pursuant to the terms of this First Agreement, in lieu of termination of his employment, Mr. Kneisel will continue to be employed through February 28, 2021, on modified duty and then on inactive status, and will receive his regular annual salary of Two Hundred Sixteen Thousand Nine Hundred Eighty-Four Dollars ($216,984), payable in equal monthly installments, on regular pay days, less applicable federal and California payroll tax deductions, through February 28, 2021;

b.               Health Insurance. Mr. Kneisel will continue to receive the medical insurance benefits that he is currently receiving, paid for by Employer, which will remain in effect through the end of February, 2021; and

c.                Post Termination Separation Pay. After Mr. Kneisel's employment terminates, Mr. Kneisel will be eligible to receive the consideration set forth in the Second Agreement after he signs that agreement.

3. Release.

a.       Release. Mr. Kneisel does hereby unconditionally, irrevocably and absolutely release and discharge Employer and each of its past, present and future owners, directors, affiliates, officers, employees, agents, administrators, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent, sister, affiliate or subsidiary corporations from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transactions, affairs or occurrences between them to date, including, but not limited to, Mr. Kneisel's employment with Employer and the termination of said employment. This First Agreement specifically applies, without limitation, to any and all wage and wage-related claims arising out of or related to Mr. Kneisel's employment with Employer, including any claims for unpaid wages (including minimum wage, overtime, vacation pay, bonuses, and premium pay), claims for interest and/or penalties (including waiting time penalties, inaccurate wage statement penalties or any other applicable penalties), claims for unpaid expenses, contract claims, including claims arising out of the Employment Agreement, tort claims, claims for wrongful termination, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the Immigration and Nationality Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, the California Business and Professions Code, and any and all federal or state statutes or laws governing wages and/or discrimination, harassment or retaliation in employment. Nothing in Section 3 of this First Agreement shall be construed to mean that Mr. Kneisel is releasing or waiving claims to enforce this First Agreement, workers' compensation claim, claims for unemployment insurance benefits, claims for any vested retirement, or claims that, by law, cannot be waived.

b.               Section 1542 Waiver. Mr. Kneisel does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected her or her settlement with the debtor or released party.

Mr. Kneisel does certify that he has read all of this First Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same. Mr. Kneisel hereby expressly agrees that this First Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

c.                No Further Action. Except as set forth in Section 3(d), Mr. Kneisel irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the Parties that with the execution by Mr. Kneisel of this release, Employer and each of its past, present and future owners, directors, affiliates, officers, employees, agents, administrators, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent, sister, affiliate or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Mr. Kneisel related in any way to the matters discharged herein.

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d.               Protected Rights. Mr. Kneisel understands that nothing contained in this Agreement limits Mr. Kneisel's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission ("Government Agencies"), including an Age Discrimination in Employment Act charge or complaint, although he may have no right to relief by reason of the claims he has released herein. Mr. Kneisel further understands that this Agreement does not limit Mr. Kneisel's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. Nothing in this Agreement shall restrict or limit any right Mr. Kneisel may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

4.                     Confidentiality of Employer's Information. Mr. Kneisel acknowledges that during the course of Mr. Kneisel's employment with Employer, Mr. Kneisel has been privy to confidential and/or privileged information important to Employer and known to him only by virtue of employment with Employer. Mr. Kneisel further acknowledges that Mr. Kneisel has continuing obligations to Employer beyond Mr. Kneisel's last date of employment pursuant to the California Uniform Trade Secrets Act. Furthermore, in consideration of the consideration provided by Employer pursuant to this First Agreement, Mr. Kneisel further agrees to the confidentiality terms that follow. Prior to Mr. Kneisel's termination of employment, Mr. Kneisel will only use Employer's Confidential Information for the benefit of Employer and shall not disclose nor use it for any other purpose. Following the termination of Mr. Kneisel's employment, Mr. Kneisel shall neither disclose, nor use, any information of Employer, or its affiliated or related companies, which Employer has treated as confidential, proprietary, or trade secret ("Confidential Information"). The only allowed disclosure of Confidential Information is (i) with prior written consent of Employer; (ii) after the information is generally available to the public other than by reason of a breach by Mr. Kneisel of Mr. Kneisel's agreement to maintain confidentiality; (iii) after the information has been acquired by Mr. Kneisel through independent means and without a breach of Mr. Kneisel's duties to Employer under this First Agreement or otherwise; or (iv) pursuant to the order of a court or other tribunal with jurisdiction if Mr. Kneisel has given Employer adequate notice so that Employer may contest any such process. Mr. Kneisel must take all necessary and appropriate steps to protect and safeguard all proprietary, confidential, and sensitive information of Employer and is to return all copies, including any and all soft copies or computer versions, of any and all of Employer's materials in Mr. Kneisel's possession, whether or not such materials are Confidential Information.

5.                     Confidentiality Agreement. Mr. Kneisel agrees that Mr. Kneisel shall treat this First Agreement as confidential and shall not disclose either the existence or any of the content of this First Agreement to third parties, other than within the attorney-client privilege, as required or compelled by legal process, or to Mr. Kneisel's spouse, attorneys, accountants, or financial advisors. The Parties agree that this is a material term of this First Agreement.

6.                     Non-Disparagement. Mr. Kneisel agrees that he will not make any communication with any person or entity whatsoever, or any third-party media outlet, Facebook, Twitter, Linkedln, or other social media service or personal website, containing any derogatory, disparaging, critical or negative statements, publications or comments, either written, oral or otherwise, referencing, relating to, about or regarding Employer or any of Employer's current or former employees, officers, directors or owners. Mr. Kneisel further agrees that he will take all reasonable steps to prevent others from making such statements on his behalf. Notwithstanding the above, this section will in no way prevent Mr. Kneisel from testifying truthfully pursuant to an enforceable subpoena or court order.

7.                     Entire Agreement. The Parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this First Agreement and the Second Agreement contain the full and entire agreement between and among the Parties, and that the terms of this First Agreement are contractual and not a mere recital.

8.              Applicable Law. The validity, interpretation, and performance of this First Agreement shall be construed and interpreted according to the laws of the State of California.

9.              Dispute Resolution. Except as set forth in Section 3(d), any dispute arising out of or related to this First Agreement shall be resolved through binding arbitration through JAMS in Riverside, California, under the then current applicable rules of JAMS. Each party shall be responsible for its or his own costs and attorneys' fees in connection with the arbitration, as well as half of the costs of the arbitration.

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10.          Knowing and Voluntary Agreement. Mr. Kneisel acknowledges that he has carefully read and fully understands all the provisions and effects of this First Agreement. Mr. Kneisel further acknowledges that he has been given the opportunity to consult with his own independent legal counsel with respect to the matters referenced in this First Agreement. Mr. Kneisel acknowledges that he has fully discussed this First Agreement with his attorney or has voluntarily chosen to sign this First Agreement without consulting an attorney, fully understanding the consequences of this First Agreement. Mr. Kneisel further acknowledges that he is entering into this First Agreement without coercion or duress from Employer and that neither Employer nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this First Agreement other than those set forth in this First Agreement

11.          Complete Defense. This First Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

12.          Counterparts. This First Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile or electronic signature shall have the same force and effect as an original signature. The Parties agree where practicable to permit the use of DocuSign, an electronic signature technology, to expedite the execution of this Agreement, pursuant to California Civil Code Section 1633.7.

13.          Severability. If any provision of this First Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this First Agreement are declared to be severable.

14.          No Admission of Liability. It is understood that this First Agreement is not an admission of any liability by any person, firm, association or corporation but is in compromise of a disputed claim.

15.       Successors and Assigns. This First Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

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IN WITNESS WHEREOF, the undersigned have executed this First Agreement on the dates shown below.

Dated: 12/01/2020	/s/ John Kneisel
John Kneisel

Simulations Plus, Inc.

Dated: 12/01/2020	/s/ Shawn O’Connor
Chief Executive Officer

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